Exhibit 23.4

7205 W. Central Avenue

Toledo, Ohio 43617

P 419.841.8521
www.austinassociates.com

CONSENT OF AUSTIN ASSOCIATES, LLC

The Board of Directors
The Wilber Corporation
245 Main Street
Oneonta, New York 13820

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 22, 2010, to the Board of Directors of The Wilber Corporation (“Wilber Corporation”) as Annex B hereto, and reference under the headings “Questions and Answers about the Merger,” “Summary,” “Risk Factors” and “The Merger—Opinion of Austin Associates” in the proxy statement/prospectus relating to the proposed transaction involving Wilber Corporation and Community Bank System, Inc. (“Community Bank”), which proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

AUSTIN ASSOCIATES, LLC

By:_______________________________
Craig J. Mancinotti
Managing Director and Principal

February 14, 2011